Exhibit 10.17

XS202201RJ02

SOFTWARE DEVELOPMENT AGREEMENT

This Software Development Agreement (“Agreement”) is made and effective this 12 January, 2022 by and between Creative Profit Enterprise Limited, (“Buyer”) and Guangzhou 3E Network Technology Company Limited (“Developer”). NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. Duties and Responsibilities.

Developer shall serve as a contractor of Buyer and shall design, develop, and implement applications software (the “Software”) according to the functional specifications and related information, if any, attached hereto as Exhibit A and incorporated herein by this reference (the “Specifications”) and as more fully set forth in this Agreement. Developer acknowledges that it has been contracted for this specific task, and that it shall report all findings and make all recommendations directly to the management of Buyer. The Software, including all versions in cither source code or object code form, shall be delivered to Buyer not later than 29 July, 2022.

2. Ownership of Software.

Developer agrees that Buyer and Developer are the joint owner of the Software. Developer will keep and maintain adequate and current written records with respect to the Software (in the form of notes, sketches, drawings and as may otherwise be specified by Buyer), which records shall be available to Buyer at all times.

3. Compensation.

A.	Buyer shall pay Developer HKD [***] (Hong Kong Dollars Nine hundred and twenty thousand) as follows:

(i)	10% of the total compensation (HKD [***]) on signing this agreement

(ii)	15% of the total compensation (HKD [***]) on acceptance of Software design

(iii)	25% of the total compensation (HKD [***]) on deployment of Software

(iv)	50% of the total compensation (HKD [***]) on acceptance of Software by Buyer

B.	Buyer may elect to pay in USD equivalent of the amount payable to Developer. The exchange rate used for calculating the HKD amount paid will be the telegraphic transfer buying exchange rate announced by The Hong Kong and Shanghai Banking Corporation Limited.

C.	Subject to Buyer’s prior approval. Buyer will reimburse Developer for all reasonable out-of-pocket expenses. Including, but not limited to, air fare, lodging, meals and rental of automobiles incurred by Developer during the development of the Software on behalf of Buyer.

4. Independent Contractor.

Developer is acting as an independent contractor with respect to the services provided to Buyer. Neither Developer nor the employees of the Developer performing services for Buyer will be considered employees or agents of Buyer. Buyer will not be responsible for Developer’s acts or the acts of Developer’s employees while performing services under this Agreement. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent relationship between the parties, and neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.

5. Development Staff-Monitoring.

A.	Developer will utilize employees and/or contractors capable of designing and implementing the Software to be developed hereunder. All work shall be performed in a professional and workmanlike manner. Developer shall arrange for such employees and/or contractors, if any, to execute and deliver any document or instrument reasonably requested by Buyer to reflect Buyer’s ownership of the Software or in connection with any application for patent or copyright.

B.	Buyer shall have the right to reasonably observe and monitor all aspects of the performance by Developer of its obligations hereunder and Developer shall use reasonable efforts to facilitate such observation and monitoring. Information, functions and operations of Developer not directly related to its obligations hereunder shall not be subject to observation and monitoring.

6. Change in Specifications.

Buyer may, in its sole discretion, request that changes be made to the Specifications, or other aspects of the Agreement and tasks associated with this Agreement. If Buyer requests such a change, Developer will use its best efforts to implement the requested change at no additional expense to Buyer and without delaying delivery of the Software. In the event that the proposed change will, in the reasonable opinion of Developer, require a delay in delivery of the Software or would result in additional expense to Buyer, then Buyer and Developer shall confer and Buyer shall, in its discretion, elect either to withdraw its proposed change or require Developer to deliver the Software with the proposed change and subject to the delay and/or additional expense.

7. Confidentiality.

A.	Developer acknowledges that all material and information supplied by Buyer which has or will come into Developer’s possession or knowledge of Developer in connection with its performance

8. Training.

Developer shall provide Buyer and its employees with training consultations with respect to the use of the Software as may reasonably be requested by Buyer from time to time for 30 days after acceptance at no additional costs to Buyer (“Training Period”). Developer shall deliver a detailed user’s manual (in English or Chinese) to Buyer on or before completion of acceptance that will enable Buyer’s employees who arc otherwise unfamiliar with the Software to become adequately informed about using the software. All training that Developer is required to provide here under shall be performed at such locations, in such manner (online or offline) and at such times as are mutually agreed to by the parties hereto. Upon the expiration of the Training Period and following Buyer’s request, Developer will provide any support services necessary to insure Buyer’s continued use of the Software. Such services will be performed on a time and material basis at Developer’s then current hourly rates for such services

9. Warranties.

A.	Developer warrants that for a period of 12 months following acceptance, the Software will operate substantially according to the Specifications. In the event of any breach of the warranty in this Section 9.A., in addition to any other remedy to which Buyer may be entitled, Developer shall lake all action necessary at its expense to cause the Software to operate according to the warranty.

B.	Developer warrants that the Software will not infringe upon any copyright, patent, trade secret or other intellectual property interest of any third party. Developer will indemnify and hold Buyer harmless from and against all such infringement claims, losses, suits and damages including, but not limited to, attorney’s fees and costs, and shall promptly following any bona-fide claim of infringement correct the Software so as not to be infringing, or secure at its own expense the right of Buyer to use the Software without infringement.

10. Term and Termination.

A.	This Agreement shall commence upon the effective date and continue until all of the obligations of the parties have been performed or until earlier terminated as provided herein.

B.	Developer’s appointment as consultant pursuant to this Agreement and this Agreement shall terminate upon the occurrence of any of the following events:

(i)	In the event either party defaults in any material obligation owed to the other party pursuant to this Agreement, then this Agreement may be terminated if the default is not cured following at least thirty (30) days’ written notice to the defaulting party.

hereunder, is to be considered Buyer’s confidential and proprietary information (the “Confidential Information”). By way of illustration, but not as a limitation, Confidential Information includes the Software, trade secrets, processes, data, know- how, program codes, documentation, flowcharts, algorithms, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices, costs, and employee and customer lists. Developer’s undertakings and obligations under this Section will not apply, however, to any Confidential Information which: (i) is or becomes generally known to the public through no action on Developer’s part, (ii) is generally disclosed to third parties by Buyer without restriction on such third parties, or (iii) is approved for release by written authorization of Buyer. Upon termination of this Agreement or at any other time upon request, Developer will promptly deliver to Buyer all notes, memoranda, notebooks, drawings, records, reports, files, documented source codes and other documents (and all copies or reproductions of such materials) in its possession or under its control, whether prepared by Developer or others, which contain Confidential Information. Developer acknowledges that Confidential Information is the sole property of Buyer. Developer agrees that disclosure of such in fonnation to, or use by, third parties, either during or after this Agreement, will cause Buyer irreparable damage. Developer agrees to use best efforts to hold Confidential Information in the strictest confidence, not to make use of it other than for the performance of its obligations hereunder, to release it only to the Developer’s employees or contractors with a need to know such information and not to release or disclose it to any other party. Developer further agrees not to release such information to any employee or contractor who has not signed a written agreement between Developer and the employee expressly binding the employee not to use or disclose the Confidential Information, except as expressly permitted herein. Buyer shall be listed as a third-party beneficiary of any such agreement. Developer will notify Buyer in writing of any circumstances within its knowledge relating to any unauthorized possession, use, or knowledge of such Confidential Information. At any time, upon request, the Developer will return any such information within its possession to Buyer.

B.	Developer acknowledges that Buyer’s purpose in pursuing the development of the Software is to gain a significant competitive advantage over competitors operating without such Software and that such advantage will be jeopardized if such competitors learn of Buyer’s negotiations with Developer or the performance by Developer of its obligations hereunder. Accordingly, Developer agrees to keep such negotiations and performance of its obligations hereunder strictly confidential and not to disclose any information to any third party or entity without the prior written permission of Buyer. In no event, shall Developer or any of its employees use Buyer as a reference in marketing Developer’s services to any third party or entity without Buyer’s prior written permission.

(ii)	Either party is bankrupt or insolvent, or bankruptcy or insolvency proceedings are instituted against a party and the proceeding is not dismissed within sixty (60) days after commencement.

C.	Section 2, Ownership of Software, and Section 7, Confidentiality, shall survive the expiration or termination of this Agreement, In the event of early termination due to Developer’s default. Developer agrees to deliver the Software then completed.

D.	If the Agreement is terminated due to the bankruptcy or insolvency of Developer, then Developer (or Developer’s executor, administrator or other representative) shall deliver that part of the Software then completed, provided payment is made by Buyer for such completed part.

11. Notices.

All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by certified or registered mail, postage prepaid, or by commercial overnight delivery service addressed as follows:

If to Buyer:

Creative Profit Enterprise Limited

Shop No. G07 Ground Floor, Stanley Plaza, 23 Carmel Road, Stanley, Hong Kong.

If to Developer:

3e Network Technology Company Limited

Room 1312, 13/F, The Sun’s Group Centre, 200 Gloucester Road, Wan Chai, Hong Kong.

Or to such other address as identified by a party to the other in writing.

12. No Waiver.

The failure of a party to require strict performance of any provision of this Agreement by the other, or the forbearance to exercise any right or remedy, shall not be construed as a waiver by such party of any such right or remedy or preclude any other or further exercise thereof or the exercise of any other right or remedy.

13. Assignment.

The rights, duties and privileges of Developer shall not be transferred or assigned by it, in whole or in part, without the prior written consent of Buyer.

14. Entire Agreement.

This Agreement constitutes the entire agreement between parties as to the subject matter hereof and supersedes all prior understandings or agreements whether oral or written. This Agreement may be modified only be written instrument signed by the parties hereto.

15. Successors.

This Agreement shall be binding upon and insure to the benefit of the successors and permitted assigns of the parties hereto.

16. Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

17. Governing Law.

The terms of this Agreement shall be construed and enforced under the laws of Hong Kong S.A.R., PRC

18. Headings.

The headings used in this Agreement are for convenience only and are not to be used in construction or interpretation.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the dates below written.

Creative Profit Enterprise Limited

/s/	Date 2022.1.12
Guangzhou 3E Network Technology Company Limited

/s/	Date 2022.1.12
Guangzhou 3e Network Technology Company Limited

Contract Seal

[Type here]		[Type here]		Appendix A
NO.	Section	Items	Module	Description
1	Prototype	Product Prototype	Product Prototype	The APP’s client product prototype plan
2	Design	Visual Design	Visual Design	Complete the overall high-definition visual effect graph of the APP before the development
3	Development	IOS APP	Registration	Receive SMS verification code via local cell phone number to complete account registration
			Login	Perform account identification and login using account and password
			Multi-store	Provide the information on all the stores of a restaurant, and the user may use the APP to select a particular store for ordering food
			Online Menu	Members can check the menu online via the APP (including dishes, combo set, price, quantity)
			Online Ordering (Dine-in)	Members can place their own orders through the APP, and the order mode is dine-in order (bound to the table)
			Online Ordering (Take-away)	Members can place their own orders through the APP, and the order mode is take-away orders
			Order	Record of past restaurant orders submitted by members
			Member Center	Functional portal under member accounts (orders, points, coupons, circulars, etc.)
			Promotional Rules	Support consumption cash back, SKU special price and gift discount rules configuration
			Coupon	Members can use coupons that meet the conditions of use to offset the cost of the order
			Points Mall	Points accumulated from consumption can be redeemed in the Points Mall by selecting the corresponding items
			Points Product	Products displayed in the Points Mall for redemption
			Points Order	Select points products to generate orders and enjoy write-offs
			Message Pushing	The App initiates message reminding
		Android APP	Registration	Receive SMS verification code via local cell phone number to complete account registration
			Login	Perform account identification and login using account and password
			Multi-store	Provide the information on all the stores of a restaurant, and the user may use the APP to select a particular store for ordering food
			Online Menu	Members can check the menu online via the APP (including dishes, combo set, price, quantity)
			Online Ordering (Dine-in)	Members can place their own orders through the APP, and the order mode is dine-in order (bound to the table)
			Online Ordering (Take-away)	Members can place their own orders through the APP, and the order mode is take-away orders
			Order	Record of past restaurant orders submitted by members
			Member Center	Functional portal under member accounts (orders, points, coupons, circulars, etc.)
			Promotional Rules	Support consumption cash back, SKU special price and gift discount rules configuration
			Coupon	Members can use coupons that meet the conditions of use to offset the cost of the order
			Points Mall	Points accumulated from consumption can be redeemed in the Points Mall by selecting the corresponding items
			Points Product	Products displayed in the Points Mall for redemption
			Points Order	Select points products to generate orders and enjoy write-offs
			Message Pushing	The App initiates message reminding

		H5	Registration	Receive SMS verification code via local cell phone number to complete account registration
			Login	Perform account identification and login using account and password
			Multi-store	Provide the information on all the stores of a restaurant, and the user may use the APP to select a particular store for ordering food
			Online Menu	Members can check the menu online via H5 (including dishes, combo set, price, quantity)
			Online Ordering (Dine-in)	Members can place their own orders through H5, and the order mode is dine-in order (bound to the table)
			Online Ordering (Take-away)	Members can place their own orders through H5, and the order mode is take-away orders
			Order	Record of past restaurant orders submitted by members
		PDA -Android	Table	Management of tables under restaurant stores
			Order	Management of past restaurant orders submitted in the restaurant
			Adding Dish	Adding dishes to an order placed at a particular table
			Settlement	Settlement of an order for collection
			Printing Bill	Print ordering bills, and kitchen bills
		POS	Table	Management of tables under restaurant stores
			Order	Management of past restaurant orders submitted in the restaurant
			Adding Dish	Adding dishes to an order placed at a particular table
			Settlement	Settlement of an order for collection
			Printing Bill	Print ordering bills, and kitchen bills
		PC Web Admin	Member	Manage and maintain the information of all registered members
			Store	Manage all store information for the restaurant
			Table	Management of tables under restaurant stores
			Order	Management of past restaurant orders submitted in the restaurant (including orders that have been cancelled)
			Points Management	Manage all member points and details
			Promotion Management	Configure promotion rules and maintain and manage promotion management activities
			Coupon Management	Configure coupon distribution rules and maintain and manage coupon write-offs
			Points Product Management	Create and maintain points products (creating, editing, listing and delisting)
			Online Menu	Independently manage and maintain the menus of each store
			Printing Device	Configure and manage printing devices and connect stores to operate
			Account	Create system accounts, modify configuration, close or open
4	Device	Printer	3 units	Used to connect to the system and print paper bills
		POS	1 unit	Used by the counter for viewing tables, orders, settlement and cashiering
5	Testing	Testing		Complete process testing, functional testing and model adaptation testing (including regression testing) for the APP version, PC version and PDA version
6	Deployment	Deployment		Deploy the developed and tested project to the Sever designated by the client
7	Implementation	Implementation		Use the system developed to assist the restaurant in entering data, opening up processes and automating operations
8	Training	Training		Arrange 1-2 hands-on training sessions with functional explanation and Q&A (remote online)